                                 SCHEDULE 14A
                                (Rule 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

     / /  Preliminary proxy statement

     /X/  Definitive proxy statement

     / /  Definitive additional materials

     / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          FIRST AMERICAN CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     /X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), or 14a-6(i)(1), or
            14a-6(j)(2)

     / /  $500 per each party to the controversy pursuant to Exchange Act Rule
            14a-6(i)(3).

     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
            0-11.

     (1)  Title of each class of securities to which transaction applies:

                                    Common
- --------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                                      N/A
- --------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                      N/A
- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or schedule and the date of its filing.

     (1)  Amount previously paid:

- --------------------------------------------------------------------------------
     (2)  Form, schedule or registration statement no:

- --------------------------------------------------------------------------------
     (3)  Filing party:

- --------------------------------------------------------------------------------
     (4)  Date filed:

- --------------------------------------------------------------------------------
- -------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

FIRST
AMERICAN
CORPORATION

                                                                  March 17, 1994

Dear Shareholder:

     I am pleased to invite you to First American's annual shareholders meeting, which will be held in the fifth floor auditorium of the First American Center in Nashville, Tennessee on Thursday, April 21, 1994 at 10:30 a.m.

     Details on the items of business that will be discussed and voted upon at this year's meeting are included in this proxy statement.

     In addition to these agenda items, we will be giving you a report on our progress in 1993 which was an excellent year for First American. The Company earned $101.8 million, or $3.93 per share, and recorded a return on equity and a return on assets of 19.90% and 1.50%, respectively. In addition, credit quality improved significantly, the Company issued $50 million of subordinated debt, increased its dividend 50% and acquired First American National Bank of Kentucky, formerly First Federal Savings and Loan of Bowling Green, on October 1, 1993. These and other achievements will be discussed at the annual meeting. As in the past, we will allot time for any questions or comments you may have.

     This year's meeting will mark the retirement of Toy F. Reid as a director. Toy has served the Company with distinction and devotion during the last nine years, and has been the Chairman of our Audit Committee since 1992. Toy's contributions to our Board are greatly appreciated and he will be deeply missed.

     I hope that you will be able to attend the annual meeting. However, if you cannot attend in person, please return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your plans change and you are able to attend the meeting, you may choose to withdraw your proxy and vote in person.

     On behalf of the board of directors and employees of First American, let me express our appreciation for your continued support and confidence.

                                      Sincerely,

                                      /S/ Dennis C. Bottorff
                                      ----------------------
                                          Dennis C. Bottorff
                                          President and Chief Executive Officer

                           FIRST AMERICAN CORPORATION
                             First American Center
                           Nashville, Tennessee 37237
                                 (615) 748-2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of First American Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of First American Corporation will be held in the fifth floor auditorium, First American Center, Fourth and Union, Nashville, Tennessee on April 21, 1994, at 10:30 a.m., CDT, for the following purposes:

          (1) To elect one (1) director to serve until the Annual Meeting in 1995, and six (6) directors to serve until the Annual Meeting in 1997.

          (2) To consider and approve an amendment to the First American Corporation 1991 Employee Stock Incentive Plan increasing the number of shares of common stock reserved thereunder by one million two hundred fifty thousand (1,250,000) shares.

          (3) To transact such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on February 10, 1994, will be entitled to vote at the Annual Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Annual Meeting. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Martin E. Simmons
                                          ---------------------
                                              Martin E. Simmons
                                              Executive Vice
                                              President - Administration,
                                              General Counsel and Secretary

Nashville, Tennessee
March 17, 1994

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of First American Corporation (the "Company"), which, unless otherwise indicated, includes all corporate predecessors and subsidiaries of the Company, from holders of the Company's shares of $5.00 par value common stock (the "Shares") to be voted at the 1994 annual meeting of the shareholders of the Company (the "Annual Meeting") to be held in the fifth floor auditorium of the First American Center, Fourth and Union, Nashville, Tennessee on Thursday, April 21, 1994, at 10:30 a.m. CDT, and any adjournments or postponements thereof for the purposes set forth in the accompanying notice. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any written notice revoking a proxy should be sent to: Martin
E. Simmons, Executive Vice President - Administration, General Counsel and Secretary, First American Corporation, 606 First American Center, Nashville, Tennessee 37237-0606. The Board has fixed the close of business on February 10, 1994, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and the accompanying form of proxy have been mailed on or about March 18, 1994, to holders of the Company's Shares as of the Record Date. The information contained herein is as of the date of the accompanying notice unless otherwise indicated.

     The Company's principal executive office is located in the First American Center, Nashville, Tennessee 37237.

                      OTHER MEETING AND VOTING INFORMATION

     Proxies may be solicited by mail, telephone, telegraph or in person. All costs will be borne by the Company. Further solicitation will be made in the same manner under the direction of Corporate Investor Communications, Inc. of Carlstadt, New Jersey, at an anticipated cost of $3,000, not including out of pocket expenses, which are estimated at $4,000. The Company will also reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company's stock.

     The Shares represented by such proxies will be voted in accordance with the choices specified therein. If no choice has been specified, the Shares will be voted FOR election of the nominees for director named herein, FOR the approval of the amendment to the First American Corporation 1991 Employee Stock Incentive Plan (the "1991 Plan"), and in the proxies' discretion on any other matter which may properly come before the shareholders at the Annual Meeting.

     The Board does not know of any other matters which will be presented for action at the Annual Meeting, but the persons named in the proxy (who are directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment.

     As of the Record Date, the Company had outstanding 26,052,826 Shares. Holders of the Shares are entitled to one vote for each Share held on all matters to come before the shareholders at the Annual Meeting. Cumulative voting is not permitted. In order to constitute a quorum for the Annual Meeting, the holders of 13,026,414 Shares must be present or represented by proxies.

     The affirmative vote of a plurality of the votes cast is required in the election of the nominees for director. The affirmative vote of a majority of the votes cast at the meeting is required to approve the proposed amendment to the 1991 Plan. Under Tennessee law and the Company's Charter and

By-Laws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Annual Meeting, whether those shareholders vote "for", "against" or "abstain" from voting, and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes on returned proxies and ballots will be counted as neither FOR nor AGAINST a matter or nominee.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

                             SHAREHOLDER PROPOSALS

     In order for appropriate proposals by shareholders to be included in the 1995 proxy materials and to be considered at the 1995 annual meeting, all such proposals intended for presentation at the 1995 annual meeting must be mailed to Martin E. Simmons, Executive Vice President - Administration, General Counsel and Secretary, First American Corporation, 606 First American Center, Nashville, Tennessee 37237-0606, and must be received no later than November 17, 1994.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board shall consist of not less than nine nor more than twenty-seven directors and shall be divided into three classes, each class to be as nearly equal in number as possible. As permitted in the By-Laws, effective as of April 21, 1994, the Board has fixed the number of directors at nineteen. The terms for seven of the Company's directors expire at the 1994 Annual Meeting. The terms for six of the Company's directors expire at the 1995 annual meeting. The terms for six of the Company's directors expire at the 1996 annual meeting. In each case, directors were elected until their respective successors are duly elected and qualified. At each annual meeting, one class of directors is to be elected for a three-year term.

     The Company's By-Laws further provide that a vacancy on the Board occurring during the course of the year, including a vacancy created by an increase in the number of directors, may be filled by the remaining directors, though less than a quorum, and that a newly elected director shall serve for the unexpired term of his predecessor or, if there is no predecessor, until the next annual meeting. Acting upon this authority, Robert A. McCabe, Jr. was elected in January 1994 to serve until the 1994 Annual Meeting.

     At the 1994 Annual Meeting, one director will be elected to hold office until the 1995 annual meeting and until his successor has been elected and qualified and six directors will be elected to hold office until the 1997 annual meeting and until their successors have been elected and qualified. As a result, the division of the Company's directors into three classes will be seven directors, six directors and six directors with terms expiring at the 1995, 1996 and 1997 annual meetings, respectively. The nominee for the class of 1995 is DAVID K. WILSON and the nominees for the class of 1997 are DENNIS C. BOTTORFF, JAMES A. HASLAM II, WALTER G. KNESTRICK, ROBERT A. MCCABE, JR., WILLIAM O. MCCOY, AND TOBY S. WILT.

     Unless a proxy shall specify otherwise, the persons named in the proxy shall vote the Shares covered thereby FOR the nominees designated by the Board as listed above. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that such Shares will be voted for such substitute nominee as may be selected by the current Board.

     All of the Company's Directors also serve as directors of First American National Bank, Nashville, Tennessee.

                       NOMINEES FOR ELECTION TO THE BOARD

DAVID K. WILSON                                             Age -- 74
Director, Chairman of the Executive Committee                Director since 1974
and Member of the Human Resources and                        Term to expire 1995
Nominating Committees
Since January 1, 1986, Mr. Wilson has served as Chairman of the Board of Directors of First American Trust Company, N.A. Mr. Wilson is Chairman of Cherokee Equity Corporation, a holding company. He also serves as a member of the Vanderbilt University Board of Trusts, and is a director of Tennessee Wholesale Drug Co.

DENNIS C. BOTTORFF                                          Age -- 49
Director, President and Chief Executive Officer,             Director since 1991
and Member of the Executive, Asset Policy and                Term to expire 1997
Community Affairs Committees
Mr. Bottorff serves as President and Chief Executive Officer of the Company and as Chief Executive Officer of First American National Bank. From November 1991 through January 1994, Mr. Bottorff also served as President of First American National Bank. From September 1990 until November 1991 he was President and Chief Operating Officer of C&S/Sovran Corporation. From April 1989 until September 1990 he was President, from November 1987 until April 1989 he was Vice Chairman and from April 1988 until September 1990 he was Chief Operating Officer of Sovran Financial Corp. From July 1987 until April 1988, Mr. Bottorff served as Chairman and Chief Executive Officer, and prior to July 1987 as Chairman, President and Chief Executive Officer of Commerce Union Corporation. Mr. Bottorff also serves as a director of Shoney's, Inc., Ingram Industries, Inc., and First American Trust Company, N.A., and serves as a member of the Vanderbilt University Board of Trusts and as a member of its Executive Committee.

JAMES A. HASLAM II                                          Age -- 63
Director, Chairman of the Nominating Committee               Director since 1983
and Member of the Executive, Asset Policy and                Term to expire 1997
Human Resources Committees
Mr. Haslam has served as President and Chief Executive Officer of Pilot Corporation, a retail operator of travel centers and convenience stores/gasoline stations since its founding in November 1958. He is a member of the University of Tennessee Board of Trustees.

Robert A. McCabe, Jr., a Director and Executive Officer of the Company, is married to the daughter of Mrs. Haslam.

WALTER G. KNESTRICK                                         Age -- 56
Director and Chairman of the Asset Policy Committee          Director since 1990
and Member of the Executive and Audit Committees             Term to expire 1997

Mr. Knestrick founded Walter Knestrick Contractor, Inc., a commercial and industrial building contractor and has served as its Chairman of the Board since 1969.

ROBERT A. MCCABE, JR.                                       Age -- 43
Director, Vice Chairman, and President - First American Enterprises     Director
since 1994
                                                             Term to expire 1997
Since January, 1994 Mr. McCabe has served as Vice Chairman of the Corporation and First American National Bank and President - First American Enterprises. From December 1991 to January 1994 he served as President, General Bank, First American National Bank. Mr. McCabe served as President, Corporate Bank, First American National Bank from April 1991 to December 1991 and served as President, First American National Bank - East Tennessee Region from June 1987 to April 1991. Mr. McCabe also serves as a member of the Board of Directors of First American Trust Company, N.A.

WILLIAM O. MCCOY                                            Age -- 60
Director, Chairman of the Human Resources Committee          Director since 1979
and Member of the Executive,                                 Term to expire 1997
Systems Review and Nominating Committees

Since January 1, 1986, Mr. McCoy has been President and Chief Executive Officer of BellSouth Enterprises, Inc. Since January 1, 1984, Mr. McCoy has been Vice Chairman of BellSouth Corporation, a telephone utility holding company. He is a director of both BellSouth Enterprises, Inc. and BellSouth Corporation. Mr. McCoy also serves as a director of The Liberty Corporation.

TOBY S. WILT                                                Age -- 49
Director and Member of the Audit                             Director since 1992
and Asset Policy Committees                                  Term to expire 1997

Mr. Wilt is the President of TSW Investment Company, a private investment company in Nashville, Tennessee and Chairman of The Christie Cookie Co., a gourmet baking company. Mr. Wilt also serves as Vice Chairman of the Nashville Metropolitan Airport Authority, director of The Christie Cookie Company and director of Volunteer Capital Corporation.

                    CONTINUING DIRECTORS UNTIL 1995 MEETING

REGINALD D. DICKSON                                         Age -- 47
Director and Member of the Nominating,                       Director since 1981
Human Resources and Community Affairs Committees             Term to expire 1995

Mr. Dickson is President Emeritus of INROADS, Inc., a non-profit minority career development organization. From 1983 through 1992, Mr. Dickson served as President and Chief Executive Officer of INROADS, Inc. Mr. Dickson is Chairman of New Age Bank Corp., a minority bank holding company in organization in St. Louis, Missouri. Mr. Dickson also serves as a director of Dollar General Corporation.

T. SCOTT FILLEBROWN, JR.                                    Age -- 67
Director and Member of the Systems                           Director since 1968
Review and Audit Committees                                  Term to expire 1995

Since March 1988, Mr. Fillebrown has been a private investor and consultant. From July 1985 until March 1988, Mr. Fillebrown served as Chairman of First Choice Health Plan, a health maintenance organization.

GENE C. KOONCE                                              Age -- 62
Director and Member of the                                   Director since 1981
Systems Review Committee                                     Term to expire 1995

Mr. Koonce is President, Chief Executive Officer and a member of the Board of Directors of United Cities Gas Company, a natural and propane gas distribution company. Mr. Koonce serves as a director of First American Trust Company, N.A.

DALE W. POLLEY                                              Age -- 44
Director, Vice Chairman and                                  Director since 1991
Principal Financial Officer,                                 Term to expire 1995
President of First American National Bank and Member of the Systems Review Committee

Since January, 1994 Mr. Polley has served as Vice Chairman of the Company and as President of First American National Bank. He also serves on the Board of Directors of First American National Bank of Kentucky. From December 1991 to January 1994 Mr. Polley served as Vice Chairman and Chief Administrative Officer of the Company and First American National Bank. Since November 1992 he has also served as principal financial officer of the Company and First American National Bank. From 1990 until December 1991, he was Group Executive Vice President and Treasurer of C&S/Sovran Corporation. From 1988 until 1990, he was Senior Executive Vice President, Chief Financial Officer and Treasurer of Sovran Financial Corp.

JAMES F. SMITH, JR.                                         Age -- 64
Director, Chairman of the Board,                             Director since 1983
Chairman of the Systems Review Committee                     Term to expire 1995
and Member of the Executive and Asset Policy Committees

Since 1991, Mr. Smith has served as Chairman of the Board of the Company and First American National Bank. From February 8, 1991 until November 15, 1991, Mr. Smith also served as President and Chief Executive Officer of the Company and First American National Bank. From May 29, 1990 until February 8, 1991, Mr. Smith served as Interim Chairman of the Board, President and Chief Executive Officer of the Company and First American National Bank. From January 1, 1990, until May 29, 1990, Mr. Smith served as Vice Chairman of First American National Bank. From August 22, 1989, until May 29, 1990, Mr. Smith served as Vice Chairman of the Company. Until December 31, 1989 Mr. Smith served as Chairman of the Board, Chief Executive Officer and Director of First American National Bank, Knoxville. Mr. Smith also serves as a director of Pilot Corporation, Plasti-Line, Inc. and Computational Systems, Inc.

CAL TURNER, JR.                                             Age -- 54
Director and Member of the Human Resources                   Director since 1989
and Community Affairs Committees                             Term to expire 1995

Since 1988 Mr. Turner has held the position of Chairman, President and Chief Executive Officer of Dollar General Corporation, a chain of discount retail stores. Mr. Turner serves as a director of Thomas Nelson Publishers, Inc., Shoney's, Inc., and is Chairman of the Executive Committee of Lindsey Wilson College.

                    CONTINUING DIRECTORS UNTIL 1996 MEETING

SAMUEL E. BEALL, III                                        Age -- 43
Director and Member of the                                   Director since 1992
Human Resources and Nominating Committees                    Term to expire 1996

Mr. Beall is President and Chief Executive Officer and a member of the Board of Directors of Morrison Restaurants Inc., a full-service restaurant and restaurant management company. From 1985 until June 1992, he served as President and Chief Operating Officer of Morrison Restaurants Inc. Mr. Beall also serves as a director of Pilot Corporation and Profitt's, Inc.

EARNEST W. DEAVENPORT, JR.                                  Age -- 55
Director and Member of the                                   Director since 1989
Systems Review and Audit Committees                          Term to expire 1996

Since January 1994 Mr. Deavenport has been Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a chemical concern. From February 1989 to January 1994 Mr. Deavenport served as Group Vice President, Eastman Kodak Company, a photographic, chemical and pharmaceutical concern and President of Eastman Chemical Company. From 1985 until February 1989, Mr. Deavenport served as Vice President of Eastman Kodak Company and Assistant General Manager of Eastman Chemicals Division in Kingsport, Tennessee.

MARTHA R. INGRAM                                            Age -- 58
Director and Member of the Audit                             Director since 1993
and Community Affairs Committees                             Term to expire 1996

Mrs. Ingram is the Director of Public Affairs and member of the Board of Directors of Ingram Industries Inc., a diversified transportation and energy company and distributor of consumer products. Mrs. Ingram also serves as a member of the Board of Directors and as Chairman of the Public Policy Committee of Baxter International, Inc.

JAMES R. MARTIN                                             Age -- 50
Director and Member of the                                   Director since 1989
Community Affairs and Audit Committees                       Term to expire 1996

Mr. Martin is the Chairman of the Board of Directors and Chief Executive Officer of Plasti-Line, Inc., a Knoxville-based manufacturer of indoor and outdoor sign products and point of purchase marketing products for corporate identification programs. From 1976 through June, 1992, he served as President of Plasti-Line, Inc. Mr. Martin also serves as a director of Signal Thread Company.

ROSCOE R. ROBINSON                                          Age -- 64
Director and Member of the                                   Director since 1992
Community Affairs and Nominating Committees                  Term to expire 1996

Dr. Robinson has served as Vice Chancellor for Health Affairs of Vanderbilt University and Professor of Medicine at Vanderbilt University Medical Center in Nashville, Tennessee since 1981. Dr. Robinson also serves as President of Vanderbilt Health Services, Inc.

WILLIAM S. WIRE II                                          Age -- 62
Director, Chairman of the Community Affairs                  Director since 1989
Committee and Member of the Executive,                       Term to expire 1996
Asset Policy and Nominating Committees
Mr. Wire is the former Chairman and Chief Executive Officer of Genesco, Inc., a manufacturer and retailer of footwear and related products, and a manufacturer of tailored clothing. He served as Chairman of Genesco from March 1986 until his retirement in January 1994. From March 1986 to February 1993 he also served as Chief Executive Officer and from March 1986 until June 1988 as President of Genesco. Mr. Wire also serves as a director of Genesco and Dollar General Corporation.

                  RETIRING DIRECTOR NOT STANDING FOR ELECTION

TOY F. REID                                                 Age -- 70
Director and Chairman of the Audit Committee                 Director since 1985
and Member of the Executive Committee                        Term to expire 1994

Mr. Reid was Executive Vice President and a Director of Eastman Kodak Co. and General Manager of Eastman Chemical Division until his retirement in February 1989. Mr. Reid also serves as a director of American Electric Power Company.

                    DESCRIPTION OF THE BOARD AND COMMITTEES

     During 1993 the Board held thirteen regular meetings and no special meetings. The Board has seven standing committees: Executive, Asset Policy, Audit, Community Affairs, Human Resources, Nominating and Systems Review.

     The Executive Committee consists of the Chief Executive Officer and not less than three other directors who are elected by the Board. At present, the Executive Committee is comprised of the Chief Executive Officer and six other directors who are the chairmen of the other standing committees plus an additional director who serves as Chairman of the Executive Committee. The Committee can act on behalf of the full Board on all matters concerning the management and conduct of the business affairs of the Company except those matters which cannot by law be delegated by the Board. The Executive Committee meets on the call of the Chairman of the Committee or the Chief Executive Officer. The Executive Committee met twice in 1993.

     The Asset Policy Committee consists of five directors who are not officers or employees of the Company and the Chief Executive Officer. The Committee is responsible for all credit related matters, including the approval of credit policies and procedures. It monitors the loan portfolio of First American National Bank ("FANB"), reviews significant loan transactions, reviews credit examinations, and monitors compliance with regulatory requirements and applicable laws and regulations. The Committee also reviews internal loan audits, the allowance for loan losses and regulatory examinations, as well as asset/liability policies and procedures. The Asset Policy Committee met thirteen times in 1993.

     The Audit Committee consists of seven directors who are not officers or employees of the Company. During 1993, the Audit Committee was composed of Messrs. Reid (Chairman), Fillebrown, Knestrick, Martin, and Wilt and Mrs. Ingram. Mr. Deavenport became a member of the Audit Committee in January 1994. Under the Federal Deposit Insurance Corporation Act of 1991 ("FDICIA"), the Audit Committee must consist wholly of outside directors, must include at least two members who have banking or financial management expertise and may not include any "large customers" of FANB. The Audit Committee of the Company meets all of these requirements. The Committee acts on behalf of the Board to ensure that the affairs and operations of the Company and its subsidiaries are subject to proper financial audits and internal control procedures. It approves the selection of independent public accountants, oversees the relationship between the Company's independent public accountants and its management, reviews the arrangements for and scope of internal and external audits, considers comments from internal and external auditors and management's replies, discusses areas of concern, and monitors the adequacy of internal controls and supervises the internal audit function. The Committee also reviews the allowance for loan losses. It reports to the Board in connection with the activities, findings and reports of both the internal and independent auditors of the Company and its subsidiaries, provides guidance and assistance to the auditors, and ensures that the auditors are free to exercise their function independently of management, wherever appropriate. The Audit Committee also reviews the various reports required to be filed with bank regulatory agencies. The Audit Committee met six times during 1993.

     The Community Affairs Committee, consisting of six directors who are not officers or employees of the Company and the Chief Executive Officer, advises and counsels management in matters of community activities, contributions, government affairs and compliance with the Community Reinvestment Act and other laws or regulations of similar purpose. In 1993, the Community Affairs Committee met four times.

     The Human Resources Committee, consisting of six directors who are not officers or employees of the Company, serves as the Company's compensation committee and oversees all personnel practices and procedures of the Company and its subsidiaries. It oversees all benefit programs and acts with regard to salary administration. The Committee sets the salaries of certain officers of the Company and recommends to the full Board the salaries of officers of the Company who are also directors. The Human Resources Committee met seven times during 1993.

     The Nominating Committee, comprised of seven directors who are not officers or employees of the Company, establishes criteria for the evaluation of members of the Board, evaluates the Board and recommends whether members should be nominated for re-election. The Committee also evaluates the size and composition of the Board, establishes criteria for director nominations and identifies and recommends nominees for membership on the Board. The By-Laws of the Company provide that the Nominating Committee may receive recommendations from shareholders of the Company for membership on the Board if written notice of the recommendation is submitted to the Chief Executive Officer of the Company within 60 days prior to the meeting of the Committee, containing the name, address, and principal occupation of the proposed nominee, and the name, address and number of shares owned by the notifying shareholder. During 1993, the Nominating Committee was composed of Messrs. Haslam (Chairman), Beall, McCoy, Robinson, Wilson and Wire. Mr. Dickson became a member of the Nominating Committee in January 1994. The Nominating Committee met twice during 1993.

     The Systems Review Committee is comprised of five directors who are not officers or employees of the Company and the Vice Chairman and President of FANB. The Committee serves as an oversight committee to review all policies, plans, development, implementation and other activities relating to the operational functions, product line and administrative systems of FANB, and the quality and extent of management information systems. The Systems Review Committee met four times in 1993.

     No incumbent director except Mr. Beall attended fewer than 75% of the aggregate of (i) the total number of meetings held during 1993 by the Board, and
(ii) the total number of meetings held during 1993 by all committees of the Board of which such director was a member. Mr. Beall attended 69% of the total number of Board meetings held in 1993 and 60% of the meetings of committees of which he was a member in 1993.

                        REPORTS OF BENEFICIAL OWNERSHIP

     Under the securities laws of the United States, the Company's executive officers and directors, and persons who own more than ten percent of the common stock of the Company are required to report their ownership of such stock and any changes in that ownership with the Securities and Exchange Commission ("SEC"). These persons are also required to furnish the Company with copies of these reports.

     Based solely on its review of the copies of such forms received by it, or written representations from reporting persons, the Company believes that all of these filing requirements were satisfied during the period ended December 31, 1993, except that Mr. McCabe filed an amended Form 3 on May 7, 1993 to report his direct ownership of 137 shares held in an individual retirement account and the indirect ownership of 137 shares held by his wife in an individual retirement account which had not been previously reported.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     There are no persons who are the beneficial owners of more than 5% of the Company's common stock, its only class of voting securities.

     The following table sets forth the number of Shares held beneficially, directly or indirectly, as of the Record Date, by all directors and nominees for director, the Company's Chief Executive Officer and the Company's four most highly compensated officers other than the Chief Executive Officer (these five executive officers being hereinafter referred to as the "Named Executive Officers") and by all directors and executive officers as a group, together with the percentage of the outstanding Shares which such ownership represents.

                                                  SHARES
                  NAME OF                      BENEFICIALLY                PERCENTAGE
             BENEFICIAL OWNER                      OWNED                    OF CLASS
- -------------------------------------------  -----------------             ----------
Samuel E. Beall, III.......................      1,000  shares                    *
Dennis C. Bottorff.........................    156,736  shares(1)               .6%
John W. Boyle, Jr..........................     17,544  shares(2)                 *
Earnest W. Deavenport, Jr..................      2,874  shares(3)                 *
Reginald D. Dickson........................      1,156  shares                    *
T. Scott Fillebrown, Jr....................     24,022  shares(4)               .1%
James A. Haslam, II........................     63,261  shares(5)               .2%
Martha R. Ingram...........................      3,000  shares                    *
Walter G. Knestrick........................    357,422  shares(6)              1.4%
Gene C. Koonce.............................      3,048  shares                    *
James R. Martin............................      5,000  shares(7)                 *
Robert A. McCabe, Jr.......................     65,220  shares(8)               .2%
William O. McCoy...........................      4,084  shares                    *
Robert E. McNeilly, Jr.....................     45,984  shares(9)               .2%
Dale W. Polley.............................     43,468  shares(10)              .2%
Toy F. Reid................................      3,332  shares(11)                *
Roscoe R. Robinson.........................      1,000  shares                    *
James F. Smith, Jr.........................    184,630  shares(12)              .7%
Cal Turner, Jr.............................     64,039  shares(13)              .2%
David K. Wilson............................    416,861  shares(14)             1.6%
Toby S. Wilt...............................    100,000  shares                  .4%
William S. Wire, II........................      9,366  shares                    *
All Directors, Nominees for Director and
  Executive Officers as a Group............  1,826,563  shares(15)             6.9%(16)

- ---------------

    * less than .1%

 (1) Includes 1,736 shares held in Mr. Bottorff's FIRST Plan accounts (the Company's sec.401k Plan), 40,000 shares (over which Mr. Bottorff has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 80,000 shares issued pursuant to the 1991 Plan which are currently exercisable.

 (2) Includes 544 shares held in Mr. Boyle's FIRST Plan accounts, 11,000 shares (over which Mr. Boyle has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 5,000 shares issued pursuant to the 1991 Plan which are currently exercisable.

 (3) Includes 160 shares held by Mr. Deavenport's son over which Mr. Deavenport has sole voting and investment power and 161 shares held by Mr. Deavenport's daughter as to which he disclaims beneficial ownership.

 (4) Includes 18,793 shares owned by Mrs. Fillebrown as to which Mr. Fillebrown disclaims beneficial ownership.

 (5) Includes 7,312 shares owned by Mrs. Haslam as to which Mr. Haslam disclaims beneficial ownership.

 (6) Includes 76,722 shares held by a trust for which Mr. Knestrick acts as trustee.

 (7) Includes 1,000 shares held by a trust for which Mr. Martin acts as trustee and 1,000 owned by his spouse as to which he disclaims beneficial ownership.

 (8) Includes 6,543 shares held in Mr. McCabe's FIRST Plan accounts, 8,423 shares owned by his spouse and children as to which he disclaims beneficial ownership, 12,500 shares (over which Mr. McCabe has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 5,000 shares issued pursuant to the 1991 Plan which are currently exercisable and 27,361 shares which Mr. McCabe may acquire under stock options granted pursuant to the Company's STAR Award Plan which are currently exercisable.

 (9) Includes 3,486 shares held in Mr. McNeilly's FIRST Plan accounts, 29,181 shares which Mr. McNeilly may acquire under stock options granted pursuant to the STAR Award Plan which are currently exercisable, 3,900 shares (over which Mr. McNeilly has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 3,000 shares issued pursuant to the 1991 Plan which are currently exercisable.

(10) Includes 1,398 shares held in Mr. Polley's FIRST Plan accounts, 13,500 shares (over which Mr. Polley has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 24,000 shares issued pursuant to the 1991 Plan which are currently exercisable.

(11) Includes 792 shares owned by Mrs. Reid and 1,108 shares owned by Mr. Reid's daughter, as to which Mr. Reid disclaims any beneficial ownership.

(12) Includes 20,059 shares owned by Mrs. Smith as to which Mr. Smith disclaims beneficial ownership, and options for 32,723 shares issued pursuant to the 1991 Plan which are currently exercisable.

(13) Includes 1,023 shares held by a trust for which Mr. Turner acts as trustee and 3,122 shares by another trust for which Mr. Turner acts as trustee and as to which he has no pecuniary interest.

(14) Includes 300,000 shares owned by a corporation beneficially owned by Mr. Wilson.

(15) Includes 442,869 shares of common stock owned by or for spouses, children, other relatives, trusts and firms which a director or officer controls, where such beneficial ownership may be attributed to the director or officer. This amount also includes 121,700 shares granted pursuant to restricted stock awards under the 1991 Plan to executive officers over which the officers have voting but not investment authority, 151,685 shares which officers have the right to acquire under the STAR Award Plan which are currently exercisable, options for 172,463 shares issued pursuant to the 1991 Plan which are currently exercisable, and 42,032 shares held in FIRST Plan accounts.

(16) For purposes of computing this percentage, shares which may be acquired by officers under stock options which were exercisable as of the Record Date or within 60 days thereof are deemed to be outstanding.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1993 to the Named Executive Officers.

                                                                             LONG-TERM COMPENSATION
                                                                       ----------------------------------
                                                                                AWARDS
                                          ANNUAL COMPENSATION          ------------------------   PAYOUTS
                                    --------------------------------   RESTRICTED    SECURITIES   -------
                                                        OTHER ANNUAL     STOCK       UNDERLYING    LTIP        ALL OTHER
    NAME AND PRINCIPAL              SALARY     BONUS    COMPENSATION     AWARDS       OPTIONS/    PAYOUTS    COMPENSATION
         POSITION            YEAR     ($)       ($)         ($)          ($)(2)       SARS(#)       ($)         ($)(3)
- --------------------------  ------  -------   -------   ------------   ----------    ----------   -------   ---------------
Dennis C. Bottorff(1).....   1993   436,000   218,000           --            --            --        --         14,831(5)
President and Chief          1992   400,000   140,000           --            --            --        --          6,865
Executive Officer            1991    50,000        --           --       517,500       200,000        --
Dale W. Polley(1).........   1993   280,000   140,000           --            --            --        --         12,331
Vice Chairman and            1992   250,000    87,500           --            --            --        --          4,997
Principal Financial          1991    20,833        --           --       168,750        60,000        --             --
Officer and President,
First American National
Bank
Robert A. McCabe, Jr......   1993   220,000   118,250           --            --            --        --         14,300(5)
Vice Chairman and            1992   210,000    73,500           --       205,875        25,000        --          5,020
President -- First           1991   185,000    45,000           --            --        15,000        --             --
American Enterprises
John W. Boyle, Jr.(1).....   1993   210,000   112,875           --            --            --        --         10,821
President -- Corporate       1992   200,000    70,000           --       205,875        25,000        --         53,365(4)
Bank
Robert E. McNeilly, Jr....   1993   196,000    57,428           --        39,563         5,000        --         14,085(5)
President -- First           1992   196,000    37,240           --            --        10,000        --          4,976
American Trust Company,      1991   196,000    10,000           --            --        10,000        --             --
N.A.

- ---------------

(1) Mr. Bottorff was hired on November 15, 1991. Mr. Polley was hired on December 2, 1991. Mr. Boyle was hired on January 1, 1992.
(2) As of December 31, 1993, Mr. Bottorff held 30,000 restricted shares valued at $517,500 as of the date of grant (November 15, 1991) and at $960,000 as of December 31, 1993; Mr. Polley held 10,000 restricted shares valued at $168,750 as of the date of grant (December 2, 1991) and at $320,000 as of December 31, 1993. Mr. McCabe held 9,000 restricted shares valued at $205,875 as of the date of grant (April 23, 1992) and at $288,000 as of December 31, 1993, Mr. Boyle held 9,000 restricted shares valued at $205,875 as of the date of grant (April 23, 1992) and at $288,000 as of December 31, 1993, and Mr. McNeilly held 1,500 restricted shares valued at $39,563 as of the date of grant (January 27, 1993) and at $48,000 as of December 31, 1993. The vesting of all of these shares, except 5,000 of Mr. Polley's shares (which are not subject to performance criteria and which vest in five years), is subject to the attainment of certain performance criteria. If the performance criteria are attained, up to one-third of each grant will vest on December 31, 1994, 1995 and 1996 for Messrs. Bottorff, Polley, McCabe and Boyle and up to 100% of Mr. McNeilly's shares will vest on December 31, 1995. Dividends are paid during the performance period to the extent otherwise paid on common stock. If the performance criteria are not met, vesting on these shares will not occur until a total of fifteen years have elapsed (subject to the executive's continued employment), during which period all dividends are forfeited.
(3) Amounts in this column represent Company matching contributions under the Company's FIRST Plan (sec. 401k).
(4) For Mr. Boyle, this amount includes a one-time payment of $48,376 made in connection with his employment in 1992 and relocation to Nashville, Tennessee.
(5) Includes amounts reimbursed during the fiscal year for preparation of federal income tax returns.

OPTION GRANTS

     Shown below is information concerning stock options granted during 1993 pursuant to the 1991 Plan to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                           --------------------------------------------------   POTENTIAL REALIZABLE
                                          PERCENT OF                              VALUE AT ASSUMED
                           NUMBER OF         TOTAL                                ANNUAL RATES OF
                           SECURITIES    OPTIONS/SARS                               STOCK PRICE
                           UNDERLYING       GRANTED                               APPRECIATION FOR
                            OPTIONS/     TO EMPLOYEES     EXERCISE                  OPTION TERM
                              SARS      IN FISCAL YEAR    OF BASE    EXPIRATION --------------------
          NAME             GRANTED(#)        1993         PRICE($/SH)   DATE     5%($)       10%($)
- -------------------------  ----------   ---------------   --------   --------   -------     --------
Dennis C. Bottorff.......        --             --             --          --        --           --
Dale W. Polley...........        --             --             --          --        --           --
Robert A. McCabe, Jr.....        --             --             --          --        --           --
John W. Boyle, Jr........        --             --             --          --        --           --
Robert E. McNeilly, Jr...     5,000            2.3%        $27.75    01/21/03   $87,412     $220,612

     Options were granted to Mr. McNeilly on January 21, 1993 and vest 20% per year on the anniversary date of grant for five years. The Company granted no stock appreciation rights ("SARs") in 1993.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to exercises by the Named Executive Officers during 1993 of options to purchase shares pursuant to the Company's stock option plans and information with respect to unexercised options to purchase shares held by the Named Executive Officers as of December 31, 1993.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                SHARES                        OPTIONS/SARS AT DECEMBER 31,      OPTIONS/SARS AT DECEMBER 31,
                               ACQUIRED                                  1993(#)                           1993($)
                                  ON             VALUE        -----------------------------     -----------------------------
            NAME              EXERCISE(#)     REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----------------------------  -----------     -----------     -----------     -------------     -----------     -------------
Dennis C. Bottorff..........        --               --          80,000          120,000        $1,380,000       $ 2,070,000
Dale W. Polley..............        --               --          24,000           36,000        $  390,000       $   585,000
Robert A. McCabe, Jr........     1,700          $34,850          37,427           18,984        $  418,147       $   179,604
John W. Boyle, Jr...........        --               --           7,516           17,484        $   68,583       $   159,541
Robert E. McNeilly, Jr......     6,100          $35,140          30,453           14,729        $  433,145       $   125,312

     Based on the closing price per share on December 31, 1993 -- $32.00. The Company granted no stock appreciation rights ("SARs") in 1993.

                                RETIREMENT PLANS

     The following table shows the estimated annual retirement benefit payable to participating employees, including officers, in the salary ranges and years of service classifications indicated, under the combined terms of the First American Master Retirement Plan (which covers most officers and other salaried employees on a non-contributory basis) and Supplemental Executive Retirement Program. Consequently, the benefit and compensation limits imposed under Internal Revenue Code sections 415 and 401(a)(17) have not been applied. The table assumes retirement at age 65 in 1994.

                               PENSION PLAN TABLE

                                                YEARS OF SERVICE
                 -------------------------------------------------------------------------------
                               10          15          20          25          30          35
REMUNERATION     5 YEARS      YEARS       YEARS       YEARS       YEARS       YEARS       YEARS
- ------------     -------     -------     -------     -------     -------     -------     -------
 $  175,000      $12,147     $24,295     $36,442     $51,477     $66,512     $81,547     $96,582
    200,000       13,960      27,920      41,880      59,140      76,400      93,660     110,920
    250,000       17,585      35,170      52,755      74,465      96,175     117,885     139,595
    300,000       21,210      42,420      63,630      89,790     115,950     142,110     168,270
    350,000       24,835      49,670      74,505     105,115     135,725     166,335     196,945
    400,000       28,460      56,920      85,380     120,440     155,500     190,560     225,620
    450,000       32,085      64,170      96,255     135,765     175,275     214,785     254,295
    500,000       35,710      71,420     107,130     151,090     195,050     239,010     282,970
    550,000       39,335      78,670     118,005     166,415     214,825     263,235     311,645
    600,000       42,960      85,920     128,880     181,740     234,600     287,460     340,320
    650,000       46,585      93,170     139,755     197,065     254,375     311,685     368,995
    700,000       50,210     100,420     150,630     212,390     274,150     335,910     397,670
    750,000       53,835     107,670     161,505     227,715     293,925     360,135     426,345
    800,000       57,460     114,920     172,380     243,040     313,700     384,360     455,020

     Covered compensation includes salary and bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five consecutive years of the fifteen years preceding retirement. The credited years of service for Messrs. Bottorff, Polley, McCabe, Boyle and McNeilly are 2, 2, 17, 2, and 7 respectively. Benefits are calculated on the basis of straight life income payments and are not subject to any deduction for Social Security or other offset amounts.

                           COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company receive an annual retainer of $18,000 plus $1,000 for attendance of each regular or special board meeting, and each committee meeting. The Chairmen of the Asset Policy, Community Affairs, Systems Review, Human Resources and Audit Committees receive additional annual retainers of $6,000 each. In 1993 directors of the Company who were also directors of the Company's wholly-owned subsidiary, First American Trust Company, N.A., received directors' and committee fees from that entity. During 1993 the total directors' fees paid by the Company and its subsidiaries to each of the directors of the Company ranged from $28,500 to $66,450. In addition, under the 1993 Non-Employee Director Stock Option Plan, each non-employee director is annually granted the option to purchase 1,000 shares of the Company's common stock at a purchase price equal to market price on the day of the annual meeting of shareholders. In 1993, the purchase price was $33.125 per share. These options vest 20% per year over five years. Under the Company's Director's Deferred Compensation Plan, each Director may annually elect to defer payment of all or a portion of his or her retainer and fees until attaining the age of 65. Such deferred amounts become payable upon the termination of the tenure of a director provided the director has attained the age of 65.

     Effective January 1, 1993, FANB entered into a consulting agreement with Mr. James F. Smith, a former President and Chief Executive Officer of the Company, pursuant to which Mr. Smith has agreed to provide support in various areas of operations. Under this agreement which terminates on December 31, 1994, Mr. Smith receives $125,000 per year.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     During 1993, the Board's Human Resources Committee was composed of Messrs. McCoy (Chairman), Beall, Dickson, Haslam, Turner and Wilson. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. During 1993, none of these persons had any relationship requiring disclosure by the Company under Item 404 of SEC regulation S-K and there existed no relationships involving the executive officers, directors or Human Resources Committee members and the executive officers, directors or compensation committee members of any other entity such as to constitute an interlock for disclosure purposes under applicable SEC regulations.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERALL POLICY

     The Company's compensation strategy has been designed to correlate a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. In 1993, the performance goals included the achievement of specified minimum asset quality and capital adequacy levels and the achievement of established levels of return on assets and productivity. In general, the objectives of this strategy are to attract and retain highly qualified executive talent, to motivate these executives to achieve the Company's performance goals, to link executive and shareholder interest through stock incentive-based plans, and finally to provide a compensation package that recognizes individual contributions as well as overall Company results.

     Generally, executive officer compensation determinations for the Company and its subsidiaries are made by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee has sole authority with respect to the grant of stock options and restricted share awards to all executive officers. The Committee also has sole authority with respect to salary and bonuses for executive officers, except that salary and bonus recommendations for those executive officers who are also directors are made by the Committee and approved by the non-employee members of the Board. No material modifications were made to the Committee's recommendations with respect to these officers for 1993.

     The Committee conducts an anuual review of the Company's entire compensation program, including that portion for executives. The executive program is comprised of three major components: base salaries, annual incentive opportunities and long-term incentive opportunities. Typically, the total compensation achievable by the Company's executive officers ranges from the 50th to the 75th percentile when compared with similar positions in selected comparable institutions. In 1993, the Committee utilized a total of twenty-one companies for comparisons of base salaries and annual bonuses. Of these, eleven are included in the KBW50 Index shown in the Shareholders Return Performance Graph. For determining long-term incentive compensation awards, the Committee relies upon market information provided by an independent compensation consultant. Both the annual and long-term elements of actual compensation are based on the Company's and the individual's performance. Appreciation in the value of the Company's stock is also a key element of the long-term component.

     Incentive criteria for the performance-based components are approved annually by the Committee and are designed to be consistent with the financial and other goals established for that year in the Company's three-year plan. Generally, executive officers have the opportunity to earn annual performance-based compensation (cash bonuses and restricted stock grants) worth an estimated maximum of 75% to 100% of base salary, and the opportunity to receive stock options worth up to an estimated 25% of base salary, in each case depending upon the executive's position.

     In 1993, section 162(m) was added to the Internal Revenue Code pursuant to the Omnibus Budget Reconciliation Act of 1993. This section generally limits the corporate deduction for compensation paid to the Company's chief executive officer and each of the four other highest paid executive officers to $1 million per year unless certain requirements are met. The provisions of this section did not apply to executive compensation discussed in this report for 1993 and prior years, and the Company had no policy on qualifying executive compensation for deductibility under that section during the applicable time periods. Because the Company's policy is to increase earnings and shareholder value, in the future compensation awards will be structured to maximize the Company's federal tax deduction for executive compensation above the threshold level.

BASE SALARIES

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position and the officer's experience, with reference to the competitive marketplace for experienced executive talent in the financial services industry, including a comparison with base salaries of comparable positions at other financial institutions. Adjustments are determined by evaluating the performance of the Company and the executive officer, and also take into account new or added responsibilities and overall merit adjustment guidelines and market adjustments.

ANNUAL CASH BONUSES

     Executive officers also are eligible for annual cash bonuses, generally varying percentages of base salary, depending upon the officer's position and responsibilities. The actual percentage received depends upon the degree to which established corporate, and in some cases unit or individual, performance goals are achieved. In 1993, the Committee established, and the Board of Directors approved, corporate performance goals relating to a soundness as a threshold for the award of cash bonuses. These goals were comprised of maximum ratios of criticized and classified assets to capital and nonperforming loans to total loans and other real estate owned, and a minimum ratio of common equity to average total assets. If the soundness threshold was not met, no bonuses would have been payable. Once the soundness threshold was met, the amount of bonus received, to the extent based upon corporate performance, depended upon the Company's return on total assets and productivity, both of which were weighted at 50% of the corporate portion of the award. In 1993, all corporate performance goals were established at levels higher (i.e. more beneficial to the Company and more difficult to achieve) than in 1992. In 1993, the soundness threshold was exceeded, as were the target levels of return on assets and productivity, and bonuses were paid to executive officers in accordance with the compensation program. In calculating bonus amounts, extraordinary items of income and expense were excluded from the calculations, which in 1993 resulted in the exclusion of $42 million of net negative provisions for loan and lease losses and a $10 million charitable contribution to First American Foundation. For executive officers other than Messrs. Bottorff and Polley, the Committee also considered unit and individual performance measures.

RESTRICTED STOCK GRANTS

     Like annual cash bonuses, the vesting of restricted stock grants is also tied to corporate performance. Restricted stock awards are grants of shares of the Company's common stock which are issued in the officer's name but are held by the Company and cannot be sold or transferred during the restriction period. These awards generally are granted annually, and the number of shares granted is determined by the Committee based upon the importance of the executive to achievement of the Company's long-term performance goals. The amount of options and restricted stock currently held by participants is not considered by the Committee in making this determination. For this purpose, the Committee utilizes a model developed in conjunction with a national independent compensation consulting firm which is based on the Black/Scholes valuation model. In applying the model, each grant covers a three-year performance period. Dividends are paid to the executive on these shares during this period. For each year of the performance period, an executive may earn one, two or three points, depending upon the achievement of established levels of return on assets. However, if the Company does not achieve specified minimum asset quality and capital adequacy levels, two points are deducted. If less than three points are earned over the performance period, no restricted stock becomes vested in the executive at the end of the period. At the end of the period, up to 100% of the restricted shares may be transferred to the executive free of restriction, with the percentage varying (from 50% to 100%) based upon the number of points earned. The shares which are not transferred to the executive free of restrictions at the end of the performance period remain restricted for twelve more years, and any dividends on these remaining shares are forfeited during that period. In any event, after the passage of fifteen years, the restrictions lapse if the executive is still employed by the Company. In 1993, participants earned three points based on the achievement of performance goals.

STOCK OPTION GRANTS

     Stock options may also be granted to executive officers on an annual basis. The Committee sets guidelines for the size of these awards based on competitive compensation data furnished to the Committee by an independent compensation consultant, the responsibilities and experience of the executive and the recommendation of the chief executive officer. Stock options normally are granted at an exercise price equal to market value on the date of grant and vest over five years at a rate of 20% per year. Stock options are designed to more closely align the interests of executive officers with those of shareholders, and, because the full value of the Company's compensation package cannot be realized unless stock price appreciation occurs over a number of years, to retain key executives and to provide an incentive for them to create long-term shareholder value.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Dennis C. Bottorff was hired by the Company in November 1991. His 1992 base salary, minimum bonus, number and price of stock options and number of restricted shares granted were negotiated at that time and were not altered by the Committee. In 1993, the Committee considered the base salaries of chief executive officers of comparable bank holding companies, the attainment of performance objectives established by the Committee in 1992 and the Company's overall merit increase guidelines in determining Mr. Bottorff's compensation. With Board approval, Mr. Bottorff's salary was increased by the Committee to $436,000 per annum effective January 1, 1993. At that time, the Committee also addressed incentive compensation for Mr. Bottorff, all of which is based solely on the achievement of the established corporate performance goals. In 1993, the achievement of these goals resulted in a bonus of $218,000 payable to Mr. Bottorff. Mr. Bottorff was also granted incentive compensation in the form of stock options and restricted shares which contain provisions for accelerated vesting and lapse of restrictions if certain performance criteria were attained. The performance criteria were established by the Committee in January 1993 so as to be generally consistent with the annual and long-term incentive components for other executive officers, except that, in Mr. Bottorff's case, performance criteria were also established for the vesting of his stock options. Mr. Bottorff's stock options (which represent approximately the same number as would have been granted to the chief executive officer over three years under the long-term plan) vest at the rate of 20% per year from 1992 through 1996, so long as the performance measures established by the Committee (which for 1993 are the same as the corporate performance measures established under the annual incentive plan) are met. With respect to Mr. Bottorff's restricted share awards (which also represent approximately the same number as would have been granted to the chief executive officer over three years under the long-term plan), the restrictions on up to one-third of the shares will lapse each December 31 from 1994 through 1996, if the corporate performance goals for each three-year period are met. Any shares which do not become unrestricted through the attainment of performance goals remain restricted for twelve more years, and any dividends on these remaining shares are forfeited during the twelve-year period.

     In 1993, the Company surpassed the asset quality, capital adequacy and profitability threshold levels established for the year, so that Mr. Bottorff earned three points toward the first third of the restricted shares granted to him in 1991. These three points earned in 1993 also apply to the second third of the restricted shares awarded him in 1991. In 1992, two points were earned. Therefore, since his employment by the Company in 1991, Mr. Bottorff has earned a total of five points on the first third of the restricted shares awarded to him and three points on the second third. The restrictions on these shares lapse upon the attainment of at least six points over each three-year performance period. In 1993 he also satisfied the vesting and performance requirements on options for 40,000 shares. Therefore, he has also satisfied the vesting and performance requirements of 80,000 of the 200,000 shares of stock options originally granted to him in 1991.

     Submitted by the Human Resources Committee of the Company's Board of Directors.

                                          William O. McCoy (Chairman)
                                          Samuel E. Beall, III
                                          Reginald D. Dickson
                                          James A. Haslam II
                                          Cal Turner, Jr.
                                          David K. Wilson

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the return on the the Company's common stock with Standard & Poor's 500 Stock Index and the KBW 50 Index for the past five years.


- ------------------------------------------------------------------------------------------------------
                                                            CUMULATIVE TOTAL RETURN
                                         -------------------------------------------------------------
                                                     1989       1990       1991       1992        1993
                                                    -----      -----      -----      -----      ------
  FIRST AMERICAN CORP                      100         99         31         87        135         160
  S & P 500                                100        132        128        166        179         197
  KBW 50                                   100        119         85        135        172         182
- ------------------------------------------------------------------------------------------------------

(1) $100 invested on December 31, 1988 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.
(2) The KBW 50 Index is a market-capitalization weighted bank-stock index comprised of fifty major banking companies and is published daily by Keefe, Bruyette & Woods, Inc.

                              CERTAIN TRANSACTIONS

     Some of the Company's executive officers and directors are at present customers of the Company's subsidiary banks and some of the Company's executive officers and directors are directors or officers of corporations, or members of partnerships, which are customers of the Company's subsidiary banks. As such customers they had transactions in the ordinary course of business with such banks, including borrowings, all of which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features. During 1993, the Company solicited competitive proposals from three vendors for the design, fabrication, installation and maintenance of a new retail merchandising system to be implemented in 1994 in all of the Company's branches. Following review of the proposals submitted, Design Performance Group, a division of American Sign and Marketing Services, Inc., a wholly owned subsidiary of Plasti-Line, Inc. was selected as the vendor for this project. Mr. Martin, a member of the Board of Directors of the Company, is the Chairman of the Board of Directors and Chief Executive Officer of Plasti-Line, Inc. and has an equity interest of approximately 50% in Plasti-Line, Inc. Mr. Smith, Chairman of the Board of Directors of the Company, also serves on the Board of Directors of Plasti-Line, Inc. Based on the proposal submitted by Design Performance Group, the Company estimates that the amount of this transaction will be approximately $1,000,000 in 1994. In accordance with Company policy relating to business transactions with directors and their related interests, the Board of Directors of the Company approved the selection of Design Performance Group as the vendor for this project with Messrs. Martin and Smith abstaining from the vote.

          PROPOSAL 2: AMENDMENT OF 1991 EMPLOYEE STOCK INCENTIVE PLAN

     Upon the recommendation of the Human Resources Committee, in January 1994 the Board of Directors adopted, subject to shareholder approval, an amendment to the First American Corporation 1991 Employee Stock Incentive Plan (the "1991 Plan" or "Plan") increasing the number of shares of common stock reserved thereunder by 1,250,000 shares. If approved by the shareholders, the amendment to the Plan will become effective immediately. If the proposal is approved by the shareholders, the only revision to the 1991 Plan will be changing the number "1,000,000" in the first sentence of section 3 thereof to "2,250,000", so that this paragraph of the Plan will thereafter read as follows:

     SECTION 3. STOCK SUBJECT TO PLAN

          The total number of shares of Stock reserved and available for distribution under the Plan shall be 2,250,000 shares, plus [10]% of any increase (other than any increase due to stock awards under this Plan or any other similar plan of the Company for the benefit of key employees) in the number of authorized and issued shares of Stock above 23,311,382 shares (the number of authorized and outstanding shares as of December 31, 1990), up to the total number of authorized shares of Stock as of December 31, 1990. Such shares may consist, in whole or in part, of authorized and unissued shares.

A copy of the entire Plan as amended is available to any shareholder upon request. A summary of the Plan follows.

     The Plan is an equity-based compensation plan originally adopted in 1991. It provides for a variety of equity-based compensation awards including stock options, restricted stock grants and deferred stock. Eligible participants include any key employee of the Company, its subsidiaries and affiliates. Directors of the Company are not eligible to participate in the 1991 Plan unless they are regular employees of the Company. Directors who are also executive officers, currently Messrs. Bottorff, McCabe and Polley, are eligible to participate in the Plan. The Company estimates that the number of employees currently eligible to participate in the Plan is approximately 175. The 1991 Plan is administered by the Human Resources Committee. The Board of Directors may amend the Plan; provided that, no amendment may be made which would impair the rights of any participant without the participant's consent; and provided, further, that approval of the shareholders is necessary if the amendment would (1) increase the total number of shares reserved under the 1991 Plan; (2) change the pricing terms provided for stock options; (3) change the employees or class of employees eligible to participate; or (4) extend the maximum option period for stock options granted. Subject to the foregoing, the Board of Directors has broad authority to amend the 1991 Plan to take into account changes in applicable securities and tax laws, accounting rules and other developments.

     Both incentive stock options and non-qualified stock options may be granted under the 1991 Plan for such number of shares of the Company's $5.00 par value common stock as the Human Resources Committee may determine, and may be granted alone, in conjunction with or in tandem with other awards under the 1991 Plan and/or cash awards outside of the 1991 Plan. Such options are also exercisable at such times and upon such terms and conditions as the Human Resources Committee may determine, provided that the term is no more than ten years from the date of grant. In general, the option price for incentive stock options may not be less than 100% of the fair market value of the Company's common stock as of the date of grant, and for non-qualified stock options, may not be less than 85% of the fair market value as of the date of grant. The market value of the Company's common stock as of February 10, 1994 was $29.875 based on the closing price as quoted on the National Market System of the National Association of Securities Dealers Automated System.

     Generally, no income is recognized by optionees upon the grant of non-qualified options. When the options are exercised, ordinary income in an amount equal to the excess of the then fair market value of the shares over the option purchase price is recognized. The holding period to determine whether at disposition any appreciation (or depreciation) after the options are exercised is treated as short-term or long-term capital gain or loss begins on the date of exercise. Subject to Section 162(m) of the Internal Revenue Code discussed below, the Company is entitled to a business deduction equal to the amount that is taxable as ordinary income to the optionee in the year that such income becomes taxable.

     With respect to incentive stock options, generally the optionee recognizes no income upon grant or exercise and the Company is not entitled to a business deduction. Upon a subsequent sale or other disposition obtained through the exercise of incentive stock options, if such sale or disposition occurs at least two years after the date of grant and one year after the exercise of the option, any gain or loss is taxable to the optionee as a capital gain. However, unless both requirements are satisfied, the gain or loss will be taxed to the optionee as ordinary income whereupon the Company may become entitled to a corresponding deduction.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, which was adopted in 1993 under the Omnibus Budget and Reconciliation Act, generally limits the deduction allowed publicly-held companies for compensation paid to certain executive officers to $1 million per annum for taxable years beginning on or after January 1, 1994. Under this section, compensation may include the value of restricted stock upon vesting, dividends on restricted stock, gain realized on non-qualified stock options under certain circumstances and gain realized on certain dispositions of stock acquired through the exercise of incentive stock options. However, compensation payable under a written binding contract in effect on February 17, 1993 is not affected by the deduction limitation and performance-based compensation which meets the requirements specified in Section 162(m) is not included in the $1 million limit. To the extent that compensation paid under the 1991 Plan to the Chief Executive Officer or any of the other Named Executive Officers (except such compensation which either falls within the grandfather provisions of
Section 162(m) or meets the criteria for performance-based compensation) when aggregated with all other compensation paid to any such Named Executive Officer exceeds $1 million per annum, the Company will not be entitled to a deduction for federal income tax purposes.

     The amendment to the Plan is being submitted to the shareholders of the Company for approval to insure the availability of an adequate number of shares of the Company's $5.00 par value common stock to effect awards of incentive compensation under the Plan. The number of shares originally reserved under the Plan was 1,000,000. The Plan contains a provision (the "evergreen provision") which effects an automatic increase in the number of shares reserved under the Plan equal to ten percent of any increase in the number of outstanding of the Company's common stock following its adoption (other than increases due to awards under the Plan or any similar plan). This provision remains unchanged, and as of December 31, 1993 has resulted in an increase in the number of shares reserved under the 1991 Plan of 210,760, most of which was attributable to the Company's common stock offering of 2,012,500 shares in September, 1992. As of December 31, 1993, 91,400 shares of common stock had been issued pursuant to awards under the Plan, 859,005 shares were subject to outstanding awards, and 260,355 shares (including shares available pursuant to the evergreen provision) were available for award under the Plan. In January, 1994 annual awards of 45,200 shares of restricted stock and 428,050 stock options were granted subject (to the extent that the number granted exceeds the amount of shares available for issuance) to shareholder approval of the increase in shares reserved under the 1991 Plan. If the proposed amendment is approved by the shareholders, approximately 1,250,000 shares of common stock will thereafter be available for award under the Plan, of which 212,895 shares will be utilized for purposes of the stock options granted in January, 1994.

     The following table reflects the number of shares of stock options and restricted stock outstanding as of the Record Date for the Chief Executive Officer, the other Named Executive Officers, all executive officers as a group, all non-executive officers as a group and all employees including non-executive officers as a group.

                                 PLAN BENEFITS

         FIRST AMERICAN CORPORATION 1991 EMPLOYEE STOCK INCENTIVE PLAN

                                                                                               DOLLAR VALUE
                                              STOCK OPTIONS    DOLLAR VALUE     RESTRICTED          OF
                                                 GRANTED         OF STOCK         SHARES        RESTRICTED
                NAME OR GROUP                    #(1)(2)       OPTIONS $(3)    GRANTED#(1)     SHARES $(4)
- --------------------------------------------- -------------    ------------    ------------    ------------
Dennis C. Bottorff...........................     250,000        3,025,000         40,000        1,195,000
President and Chief Executive Officer
Dale W. Polley...............................      78,000          847,500         13,500          403,312
Vice Chairman and Principal Financial Officer
  and President, First American National Bank
Robert A. McCabe, Jr.........................      43,000          175,000         12,500          373,437
Vice Chairman and President - First American
Enterprises
John W. Boyle................................      35,500          175,000         11,000          328,625
President - Corporate Bank
Robert E. McNeilly, Jr.......................      24,800           80,625          3,900          116,512
President - First American Trust Company,
  N.A.
Current Executive Officers as a group........     646,500        4,926,000        122,200        3,650,725
Non-Executive Director Group(5)..............          --               --             --               --
Non-Executive Officers/Employees as a
  group(6)...................................     640,555        2,262,875          9,700          289,787
All employees including non-executive
  officers as a group(6).....................   1,287,055        7,188,875        131,900        3,940,512

- ---------------
(1) Grants of stock options and awards of restricted stock under the 1991 Plan are entirely within the discretion of the Human Resources Committee. The Company cannot determine the nature or amount of grants or awards that will be made in the future.
(2) The options to purchase these shares vest 20% per year from the date of grant. The options to purchase 200,000 shares which were granted to Mr. Bottorff and options to purchase 35,000 shares which were granted to Mr. Polley in 1991 are also subject to performance criteria.
(3) The Dollar Value of the options granted have been calculated only for options which were exercisable on February 10, 1994 and is the amount by which the market price of the Company's stock quoted on the National Market System of the National Association of Securities Dealers Automated System ("NASDAQ") as the closing price on February 10, 1994 ($29.875) exceeds the exercise price of the options granted (which ranges from $14.750 to $29.950 per share). Options which have an exercise price greater than $29.875 have been valued at $0.
(4) Based on the closing market price on February 10, 1994.
(5) Not eligible to participate.
(6) Includes options granted to six employees who retired since the date of grant.

     If the proposed amendment is approved by the shareholders, the Company will seek to register the additional shares reserved under the Plan under the Securities Act of 1933 as soon as practicable.

     The Board recommends that shareholders vote FOR this proposal.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick, Certified Public Accountants, has been the Company's independent auditors since 1971 and reported on the Company's consolidated financial statements for the year ended December 31, 1993. The Audit Committee of the Board of Directors, at its meeting on February 24, 1994, appointed KPMG Peat Marwick as independent auditors of the Company for the year ending December 31, 1994. KPMG Peat Marwick is a member of the SEC Practice Section of the American Institute of Certified Public Accountants division for CPA firms. Accordingly, KPMG Peat Marwick has periodic "peer reviews" that consist of a review of the quality of the firm's accounting and auditing practices by another CPA firm. A representative of KPMG Peat Marwick is expected to attend the Annual Meeting and will be provided the opportunity to make a statement and/or respond to appropriate questions from shareholders.

                           ANNUAL REPORT ON FORM 10-K

     TO OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS), PLEASE WRITE TO CARROLL E. KIMBALL, SENIOR VICE PRESIDENT AND DIRECTOR OF INVESTOR RELATIONS, FIRST AMERICAN CORPORATION, 708 FIRST AMERICAN CENTER, NASHVILLE, TENNESSEE 37237-0708 OR CALL (615) 748-2455.

                                                    FIRST AMERICAN CORPORATION

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR APRIL 21, 1994.

    The undersigned hereby appoints Dennis C. Bottorff and Dale W. Polley, or either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the 1994 Annual Meeting of
Shareholders of FIRST AMERICAN CORPORATION and any adjournments thereof.

    The Board of Directors recommends a vote FOR the election of directors and FOR the approval of the Amendment to the First
American Corporation 1991 Employee Stock Incentive Plan.

(1)  / /   FOR all of the following nominees for director, Wilson to serve until the Annual Meeting in 1995 and Bottorff, Haslam,
           Knestrick, McCabe, McCoy and Wilt to serve until the Annual Meeting in 1997 and until their successors have been elected and qualified (except as indicated  to the contrary below):

     / /   AGAINST the following nominees (print name(s)):       / /  WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (print name(s)):
           ________________________________________________      ___________________________________________________________
     / /   AGAINST all nominees                                  / /  WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees


     FOR   AGAINST   ABSTAIN   The approval of the Amendment to the First American Corporation 1991 Employee Stock Incentive
(2)  / /     / /       / /     Plan increasing the shares of common stock reserved thereunder by 1,250,000 shares.

(3) / /  AUTHORITY GRANTED      / /  AUTHORITY WITHHELD for the proxies to vote in their discretion on any other matter which may come before said Meeting or any adjournment thereof.




    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors, FOR the approval of the Amendment to the First American Corporation 1991 Employee Incentive
Stock Option Plan and by the proxies in their discretion on any other matters which may properly come before said Meeting or any adjournment thereof.

______________WILL ATTEND THE ANNUAL MEETING                                PLEASE SIGN AND RETURN PROMPTLY
(NUMBER ATTENDING)                                                          _____________________________________________

                                                                            _____________________________________________

                                                                            DATE __________________________________, 1994
                                                                            Please sign exactly as your name appears at
                                                                            left. If registered in the names of two or
                                                                            more persons, each must sign. Executors,
                                                                            administrators, trustees, guardians,
                                                                            attorneys and corporate officers must show
                                                                            their full titles.

_________________________________________________________________________________________________________________________
                           If you have changed your address, please PRINT new address on the line above.
